Exhibit 4.1
HOUSTON AMERICAN ENERGY CORP.

Warrant for the Purchase
of Shares of Common Stock

Warrant No. [ ] Original Issue Date: May 8, 2012	Number of Shares: [ ] (subject to adjustment)

FOR VALUE RECEIVED, HOUSTON AMERICAN ENERGY CORP., a Delaware corporation (the “Company”), hereby certifies that  [                       ], its designee or its permitted assigns (the “Holder”), is entitled to purchase from the Company, at any time or from time to time commencing on November 9, 2012 and prior to 5:00 P.M., New York City time, on November 9, 2015 (the “Exercise Period”) up to [__________] ([__]) fully paid and non-assessable shares of common stock, $.001 par value per share, of the Company for $2.68 per share and an aggregate purchase price of $[________].  Hereinafter, (i) said common stock, $.001 par value per share, of the Company, is referred to as the “Common Stock,” (ii) the shares of the Common Stock purchasable hereunder or under any other Warrant (as hereinafter defined) are referred to as the “Warrant Shares,” (iii) the aggregate purchase price payable for the Warrant Shares purchasable hereunder is referred to as the “Aggregate Warrant Price,” and (iv) the price payable for each of the Warrant Shares is referred to as the “Per Share Warrant Price.”  The Aggregate Warrant Price is not subject to adjustment.

This Warrant is one of a series of similar warrants issued pursuant to a Subscription Agreement, dated as of May 2, 2012 (the “Subscription Agreement”), by and between the Company and the Initial Holder.  All such warrants, including this Warrant and all warrants hereafter issued in exchange or substitution for this Warrant and such other similar warrants, are collectively referred to herein as the “Warrants.”  The Holder, together with the holders of all other Warrants, are collectively referred to herein as the “Holders,” and Holders of more than 50% of the outstanding Warrants are referred to as the “Majority of the Holders.”

1.             Exercise of Warrant.

(a)   At the Holder’s option, this Warrant may be exercised, in whole or in part, at any time or from time to time during the Exercise Period, by the Holder upon surrender of this Warrant (with the exercise notice attached as Appendix I hereto duly executed) at the address set forth in Section 10(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part, with payment for the Warrant Shares made by certified or official bank check payable to the order of the Company.

(b)   If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of Common Stock and the Holder is entitled to receive a new Warrant covering the Warrant Shares that have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares.

(c)   Upon surrender of this Warrant, the Company will (i) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine), and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.  The Company shall, upon request of the Holder and subsequent to the date on which a registration statement covering the resale of the Warrant Shares has been declared effective by the Securities and Exchange Commission, use its reasonable best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available.

(d)   Notwithstanding anything contained herein to the contrary, if a registration statement covering the Warrant Shares, or an exemption from registration, is not available for the resale of such Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Warrant Price, elect instead to receive upon such exercise the "Net Number" of shares of Common Stock determined according to the following formula (a "Cashless Exercise"):

Net Number = (A x B) - (A x C)
B
For purposes of the foregoing formula:

A=	the total number of shares with respect to which this Warrant is then being exercised.

B=	the arithmetic average of the Closing Sale Prices of the shares of Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

2.             Reservation of Warrant Shares.  The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

3.             Protection Against Dilution.

(a)   In case the Company shall hereafter (i) pay a dividend or make a distribution to any holder of its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the Per Share Warrant Price shall be adjusted to be equal to a fraction, the numerator of which shall be the Aggregate Warrant Price and the denominator of which shall be the number of shares of Common Stock or other capital stock of the Company that the Holder would have owned immediately following such action had such Warrant been exercised immediately prior thereto and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the Aggregate Warrant Price of this Warrant shall remain unchanged.  An adjustment made pursuant to this Subsection 3(a) shall become effective immediately after the record date in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)   In case of (i) any merger or consolidation to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or (ii) any sale or conveyance to another entity of the property of the Company as an entirety or substantially as a entirety, or (iii) any statutory exchange of securities with, or tender offer by, another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), or (iv) reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 3(a) above), the Holder of this Warrant shall have the right thereafter to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such reclassification, consolidation, merger, statutory exchange, tender offer, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such reclassification, consolidation, merger, statutory exchange, tender offer, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant.  The above provisions of this Section 3(b) shall similarly apply to successive reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances.  The Company shall require the issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant to be responsible for all of the agreements and obligations of the Company hereunder.  Notice of any such reclassification, consolidation, merger, statutory exchange, tender offer, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the Holders of the Warrants as soon as reasonably practicable prior to such event.  A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

(c)   All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.  Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Warrant Price, in addition to those required by this Section 3, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

(d)   Whenever the Per Share Warrant Price is adjusted as provided in this Section 3 and upon any modification of the rights of a Holder of Warrants in accordance with this Section 3, the Company shall promptly prepare a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such statement to be mailed to the Holders of the Warrants.

(e)   If the Board of Directors of the Company shall declare any dividend or other distribution with respect to the Common Stock other than a cash distribution out of earned surplus, the Company shall mail notice thereof to the Holders of the Warrants not less than 10 days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution.

(f)            If, as a result of an adjustment made pursuant to this Section 3, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine the allocation of the adjusted Per Share Warrant Price between or among shares or such classes of capital stock or shares of Common Stock and other capital stock.

(g)   In case any event shall occur as to which the other provisions of this Section 3 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof then, in each such case, the Board of Directors of the Company shall in good faith determine the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the purchase rights represented by the Warrants.  Upon such determination, the Company will promptly mail a copy thereof to the Holder of this Warrant and shall make the adjustments described therein.

4.             Fully Paid Stock; Taxes.  The shares of the Common Stock represented by each and every certificate for Warrant Shares delivered upon the exercise of this Warrant shall at the time of such delivery, be duly authorized, validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights or rights of first refusal, and the Company will take all such actions as may be necessary to assure that the par value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price.  The Company shall pay all documentary, stamp or similar taxes and other similar governmental charges that may be imposed with respect to the issuance or delivery of any Warrant Shares upon exercise of the Warrants (other than income taxes); provided, however, that if the Warrant Shares are to be delivered in a name other than the name of the Holder, no such delivery shall be made unless the person requesting the same has paid to the Company the amount of transfer taxes or charges incident thereto, if any.

5.             Loss, etc., of Warrant.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

6.             Warrant Holder Not Stockholder.  This Warrant does not confer upon the Holder any right to vote on or consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, nor any other rights or liabilities as a stockholder, prior to the exercise hereof; this Warrant does, however, require certain notices to Holders as set forth herein.

7.             Communication.  No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

(a)   the Company at:

Houston American Energy Corp.
801 Travis Street, Suite 1425
Houston, Texas 77002
Facsimile: 713.222.6440

 or such other address as the Company has designated in writing to the Holder, or

(b)   the Holder at [                                           ], Attn: [                                ] or other such address as the Holder has designated in writing to the Company.

8.             Headings.  The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

9.             Applicable Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflicts of law thereof.

10.           Amendment, Waiver, etc.  Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that any provisions hereof may be amended, waived, discharged or terminated upon the written consent of the Company and the Majority of the Holders. Notwithstanding the foregoing, (i) this Warrant may be amended and the observance of any term hereunder may be waived without the written consent of the Holder only in a manner which applies to all Warrants in the same fashion and (ii) the number of Warrant Shares subject to this Warrant, the Per Share Warrant Price, and the provisions of Sections 1, 2 and 10 hereof, may not be amended, and the right to exercise this Warrant may not be waived, without the written consent of the Holder (it being agreed that an amendment to or waiver under any of the provisions of Section 3 of this Warrant shall not be considered an amendment of the number of Warrant Shares or the Per Share Warrant Price).  The Company shall give prompt written notice to the Holder of any amendment hereof or waiver hereunder that was effected without such Holder’s written consent.  No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

*****remainder of page intentionally left blank—signature page to follow*****

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed this 8th day of May, 2012.

HOUSTON AMERICAN ENERGY CORP.

By:
Name
Title

APPENDIX I

Form of Exercise Notice

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrants)

To:          Houston American Energy Corp.
801 Travis Street, Suite 1425
Houston, Texas 77002

(1)           The undersigned is the Holder of Warrant No. __________ (the “Warrant”) issued by Houston American Energy Corp. a Delaware corporation (the “Company”).  Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)           The undersigned hereby exercises its right to purchase __________ Warrant Shares pursuant to the Warrant.

(3)            The Holder shall pay the sum of $_______ in immediately available funds to the Company in accordance with the terms of the Warrant.

(4)           Pursuant to this Exercise Notice, the Company shall deliver to the Holder _____________ Warrant Shares in accordance with the terms of the Warrant.

Dated:_______________, _____

Name of Holder: ________________________________________

By: _________________________________________
Name: _______________________________________
Title: ________________________________________
(Signature must conform in all respects to name of
Holder as specified on the face of the Warrant)

ASSIGNMENT

FOR VALUE RECEIVED _______________ hereby sells, assigns and transfers unto ____________________ the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint _____________________, attorney, to transfer said Warrant on the books of Houston American Energy Corp.

Dated:_______________, 20___	Name of Holder: ____________________________________

	By:	_____________________________________________
	Name	_____________________________________________
	Title	_____________________________________________
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED _______________ hereby assigns and transfers unto ____________________ the right to purchase _______ shares of Common Stock, par value $.001 per share, of Houston American Energy Corp. covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint ____________________, attorney, to transfer such part of said Warrant on the books of the Company.

Dated:_______________, 20___	Name of Holder: ____________________________________

	By:	_____________________________________________
	Name	_____________________________________________
	Title	_____________________________________________
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)